SECURITY AGREEMENT AMENDMENT

THIS SECURITY AGREEMENT AMENDMENT (this "Agreement") is entered into as of January 15, 2004 between AURA SYSTEMS, INC., a Delaware corporation ( the "Debtor"), KOYAH LEVERAGE PARTNERS, L.P., a Delaware limited partnership ("Koyah Leverage"), and KOYAH PARTNERS, L.P., a Delaware limited partnership ("Koyah" and together with Koyah Leverage, the "Lenders"). Koyah Leverage is entering into this Agreement in its capacity as a Lender and in its capacity as collateral agent for the Lenders (the "Secured Party").

WHEREAS, in connection with loans to the Debtor by the Lenders, (i) the Debtor and the Lenders entered into an Agreement dated as of July 24, 2003 (the "Agreement"), (ii) the Debtor executed in favor of the Lenders four Convertible Promissory Notes dated July 24, 2003 (collectively, the "Notes"), and (iii) the Debtor executed in favor of the Secured Party a Security Agreement dated as of July 24, 2003 (the "Security Agreement") granting the Secured Party a security interest in all personal property and fixtures of the Debtor except for a portion of its intellectual property;

WHEREAS, the Debtor and the Lenders also entered into an Amendment and Waiver Agreement dated as of August 6, 2003 (the "Amendment");

WHEREAS, the Lenders have made certain additional optional advances to the Debtor under (i) the Note in favor of Koyah Leverage in the maximum principal amount of Eight Hundred Thousand Dollars ($800,000) and (ii) the Note in favor of Koyah in the maximum principal amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Optional Advance Notes");

WHEREAS, (i) the Debtor and the Lenders also entered into an Additional Advance Agreement dated as of August 18, 2003 (the "Additional Advance Agreement") and (ii) the Debtor executed in favor of the Secured Party a Stock Pledge Agreement dated as of August 18, 2003 (the "Stock Pledge Agreement");

WHEREAS, in connection with the Additional Advance Agreement, the Lenders have made certain further additional optional advances to the Debtor under the Optional Advance Notes;

WHEREAS, the Debtor and Lenders also entered into nine (9) Amendment Agreements dated as of August 21, 2003 through January 8, 2004 (the "Amendment Agreements");

WHEREAS, in connection with the Amendment Agreements, the Lenders have made certain further additional optional advances to the Debtor under the Optional Advance Notes;

WHEREAS, the Debtor is seeking additional financing from certain third party lenders (the "Third Party Lenders");

WHEREAS, the Third Party Lenders require that the Debtor grant them a security interest in all personal property and fixtures of the Debtor;

WHEREAS, such security interest of the Third Party Lenders would be junior to the security interest of the Secured Party and the Lenders;

WHEREAS, the Third Party Lenders are unwilling to provide financing to the Debtor in the absence of intercreditor arrangements with the Secured Party and the Lenders providing for collateral sharing arrangements;

WHEREAS, such collateral sharing arrangements would reduce the collateral position of the Secured Party and the Lenders;

WHEREAS, in order to induce the Secured Party and the Lenders to negotiate with the Third Party Lenders and to enter into intercreditor arrangements with the Third Party Lenders (but only on terms and conditions acceptable to the Secured Party and the Lenders in their sole discretion), the Debtor is willing to grant the Secured Party and the Lenders a security interest in the remainder of the Debtor's intellectual property;

WHEREAS, the parties are entering into this Agreement to provide for the amendment of the Security Agreement and related matters, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties do hereby agree as follows:

1. Amendments to Security Agreement.

a. The definition of "Collateral" set forth in Article I of the Security Agreement hereby is amended in its entirety to read as follows:

"Collateral" means all of the Debtor's personal property and fixtures of every nature whether tangible or intangible and whether now owned or hereafter acquired, wherever located, including without limitation the following:

(i) (a) All goods; (b) all inventory, merchandise, and personal property held for sale or lease or furnished or to be furnished under contracts of service, all raw materials, work in process, or materials used or consumed in Debtor's business, wherever located and whether in the possession of the Debtor, a warehouseman, a bailee, or any other person; (c) all equipment, machinery, tools, office equipment, supplies, furnishings, furniture, or other items used or useful, directly or indirectly, in the Debtor's business, (d) all fixtures; and (e) all substitutes and replacements therefor, all accessions, attachments, and other additions thereto, all tools, parts and supplies used in connection therewith, all packaging, manuals, warranties and instructions related thereto, and all leasehold or equitable interests therein;

(ii) (a) All accounts, accounts receivable, contract rights, contracts receivable, purchase orders, notes, drafts, acceptances, and other rights to payment and receivables; (b) all chattel paper (whether tangible or electronic), documents and instruments (including promissory notes); (c) all money and deposit accounts; (d) all letter of credit rights (whether or not the letter of credit is evidenced by a writing), rights under security, guaranties or other supporting obligations, tort claims and proceeds, insurance claims and proceeds, and tax refund claims and proceeds; (e) all securities and other investment property; (f) all general intangibles and payment intangibles, (g) all patents and patent applications and registrations, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, and copyrights and copyright applications and registrations (collectively the "Patents, Trademarks and Copyrights"), including without limitation the patents, patent applications, trademarks and trademark applications and copyrights and copyright applications owned by the Debtor on Schedule 1 hereto, or licensed to the Debtor on Schedule 2 hereto; (h) all trade names, trade styles, goodwill, inventions, designs, methods, processes, technology, know-how, intellectual property, drawings, specifications, blue prints, confidential information, trade secrets, customer lists, supplier lists, software and computer programs, mask works, and mask work applications and registrations, goodwill, license agreements, franchise agreements and other licenses, permits, franchises, and agreements of every kind and nature pursuant to which the Debtor possesses, uses or has authority to possess or use any property (whether tangible or intangible) of the Debtor or pursuant to which others possess, use or have authority to possess or use any property (whether tangible or intangible) of the Debtor, and infringement and commercial tort claims; and (i) all business records, software, writings, plans, specifications, schematics, and other recorded data in any form; and

(iii) All products and proceeds of the foregoing and all other property received or receivable in disposition of or exchange of the foregoing.

b. Schedule 1 to the Security Agreement hereby is amended, replaced and superseded by the Schedule 1 attached to this Agreement.

2. Debtor Acknowledgements. The Debtor confirms, acknowledges and agrees that the Security Agreement, as amended hereby, and the Stock Pledge Agreement secure all of the Debtor's obligations under the Transaction Documents (as defined below).

3. Further Assurances. If requested by the Lenders, the Debtor shall promptly execute and deliver amended and restated documents to replace the Security Agreement or any other Transaction Documents and appropriately reflect the amendments of the Security Agreement or any other Transaction Documents which are contained in this Agreement or any other Transaction Documents, as further evidence of the Debtor's obligations thereunder.

4. Reaffirmation and Survival of Representations. The Debtor hereby re-affirms and re-makes all of the representations and warranties contained in the Agreement, the Notes, the Security Agreement, the Amendment, the Additional Advance Agreement, the Stock Pledge Agreement, and the Amendment Agreements (collectively, the "Prior Transaction Documents") as of the date hereof. For purposes of this Agreement as well as re-affirming the representations and warranties contained in the Prior Transaction Documents, the term "Transaction Documents" as used herein and therein shall mean the Prior Transaction Documents together with this Agreement. All of such representations and warranties shall survive the closing of the transactions contemplated by the Prior Transaction Documents and this Agreement.

5. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Debtor and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

6. Entire Agreement. This Agreement, together with the Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the Transaction Documents shall remain unchanged and in full force and effect.

7. Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Debtor, the Secured Party and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

8. Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

9. Attorneys' Fees. The Debtor shall pay the reasonable attorneys' fees, costs and disbursements of the Secured Party and the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

10. Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

11. Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

Aura Systems, Inc.
2335 Alaska Avenue
El Segundo, CA 90245
Attn: Neal Meehan

Fax: 310-643-8719

Koyah Leverage Partners, L.P.
c/o ICM Asset Management, Inc.
601 West Main Avenue, Suite 600
Spokane WA 99201
Attn: Robert Law

Fax: 509-444-4500

Koyah Partners, L.P.
c/o ICM Asset Management, Inc.
601 West Main Avenue, Suite 600
Spokane WA 99201
Attn: Robert Law

Fax: 509-444-4500

12. Lenders' Attorney Fees and Expenses in Connection with this Agreement. The Debtor shall pay the costs and expenses of legal counsel to the Secured Party and the Lenders in connection with the negotiation, execution and delivery of this Agreement, the other Transaction Documents, and any other related agreements with the Secured Party and the Lenders as well as the consummation of the transactions contemplated by such agreements, the administration of such agreements and any amendments or waivers of such agreements. The Debtor shall pay such costs and expenses immediately upon submittal, and the Secured Party and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Secured Party and the Lenders may pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Optional Advance Notes to the extent such advances are within the maximum principal amount of the Optional Advance Notes and otherwise shall constitute amounts payable by the Debtor. Notwithstanding that the Debtor is paying such costs and expenses, the Debtor acknowledges and agrees that such legal counsel is representing only the Secured Party and the Lenders, and not the Debtor.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

"Debtor"

AURA SYSTEMS, INC.

By:

Name:

Title:

"Secured Party" and "Lender"

KOYAH LEVERAGE PARTNERS, L.P.

By: Koyah Ventures LLC, its general partner

By:

Name: Robert J. Law

Title: Vice President

"Lender"

KOYAH PARTNERS, L.P.

By: Koyah Ventures LLC, its general partner

By:

Name: Robert J. Law

Title: Vice President

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SCHEDULE 1

Patent and Patent Applications,

Trademark and Trademark Applications

and

Copyrights and Copyright Applications Owned by the Debtor

1. Patents.

Any and all domestic and foreign patent registrations, patent applications, patentable invention rights or patent-related rights to current and future interests owned by Debtor or assigned to Debtor, including but not restricted to the following patent registrations and patent applications:

Domestic Patent Registrations

Reg. Number	Title
4,892,328	Electromagnetic Strut Assembly
4,912,343	Electromagnetic Actuator
4,969,662	Active Damping System for an Automobile Suspension
4,979,789	Continuous Source Scene Projector
5,032,906	Intensity Calibration Method for Scene Projector
5,035,475	Unique Modulation Television
5,085,497	Method for fabricating mirror array for Optical Projection System
5,099,158	Electromagnetic Actuator
5,126,836	Actuated Mirror Optical Intensity Modulation
5,135,070	Active Hydraulic Pressure Control
5,138,309	Electronic Switch Matrix for a Video Display System
5,150,205	Actuated Mirror Optical Intensity Modulation
5,159,225	Piezoelectric Actuator
5,162,767	High Efficiency Solenoid
5,175,465	Piezoelectric and Electrostructive Actuators
5,185,660	Actuated Mirror Optical Intensity Modulation
5,187,398	Electromagnetic Actuator
5,207,239	Variable Gain Servo Assist
5,212,977	Electromagnetic Re-draw Sleeve Actuator
5,222,714	Electromagnetically Actuated Valve
5,245,369	Scene Projector
5,260,798	Pixel Intensity Modulator
5,278,953	Machine Tool Fixture Computer Aided Setup
5,285,995	Optical Table Active Leveling and Vibration Cancellation System
5,307,665	Electromagnetic Re-draw Sleeve Actuator
5,309,050	Ferromagnetic Wire Electromagnetic Actuator
5,325,699	Electromagnetic Re-draw Sleeve Actuator
5,334,265	Magnetic Material
5,341,054	Low Mass Electromagnetic Actuator
5,350,153	Core Design for Electromagnetic Actuated Valve
5,352,101	Electromagnetically Actuated Compressor Valve
5,354,185	Electromagnetically Actuated Reciprocating Compressor Driver
5,355,108	Electromagnetically Actuated Compressor Valve
5,481,396	Thin Film Actuated Mirror Array
5,548,263	Electromagnetically Actuated Valve
5,589,084	Thin Film Actuated Mirror Array
5,616,982	Piezoelectric Actuator
5,689,380	Thin Film Actuated Mirror Array for Providing Double Tilt Angle
5,710,657	Monomorph Thin Film Actuated Mirror Array
5,720,468	Stagerred Electromagnetically Actuated Valve Design
5,721,694	Non-linear Deterministic Stochastic Filtering Method and System
5,734,217	Induction Machine using Ferromagnetic Conducting Material in Rotor
5,768,392	Blind Adaptive Filtering of Unknown Signals in Unknown Noise in Quasi-closed Loop System
5,768,395	Double Ended Field Coil Actuator
5,772,179	Hinged Armature Electromagnetically Actuated Valve
5,780,958	Piezoelectric Vibrating Device
5,782,454	Electromagnetically Actuated Valve
5,796,377	Video Display System having an Electronic Switch Matrix for controlling an MSN array of Piezoelectric Members
5,822,370	Compression/Decompression for Preservation of High Fidelity Speech Quality at Low Bandwidth
5,898,244	Dual Directional Field Coil Actuator
6,032,113	N-Stage Predicted Feedback-Based Compression and Decompression of Spectra of Stochastic Data Using Convergent Incomplete Autoregressive Models
6,157,175	Mobile Power Generation System
6,158,403	Servo Control System for an Electromagnetic Valve Actuator used in an Internal Combustion Engine
6,267,351	Electromagnetic Valve Actuator with Mechanical End Position Clamp or Latch
D 355,751	Video Game Accessory Vest
D 393,447	Adapter Plug
5,097,510	Artificial Intelligence Pattern Recognition-based Noise Reduction System for Speech Processing
5,140,640	Noise Cancellation System
5,589,725	Monolithic Prestressed Ceramic Devices and Method for making same
4,998,441	Force and Torque Measurement System
5,321,762	Voice Coil Actuator
5,418,860	Voice Coil Excursion and Amplitude Gain Control Device
5,424,592	Electromagnetic Transducer
5,434,458	Voice Coil Actuator
5,536,984	Voice Coil Actuator
5,539,262	Axially Focused Radial Magnet Voice Coil Actuator
5,624,155	Electromagnetic Transducer
5,652,801	Resonance Damper for Piezoelectric Transducer
5,727,076	Audio Transducer having Piezoelectric Device
5,736,808	Piezoelectric Speaker
5,786,741	Polygon Magnet Structure for Voice Coil Actuator
6,082,315	Electromagnetic Valve Actuator
D 363,270	Adapter Plug
D 364,162	Amplifier Housing
D 364,167	Speaker Motor Case
D 394,063	Pair of Speaker Enclosures
D 396,723	Speaker Basket
D 449,828	Speaker Basket

Domestic Patent Applications
Serial Number	Title
09/799,973	Switched Reluctance Motor Delivering Constant Torque From Three Phase Sinusoidal Voltages
09/939,116	Mobile power generation system
09/938,967	Bi-directional power supply circuit

Foreign Patent Applications

PCT Number	Title
US00/03815	Mobile Power Generation System (Europe, title not verified)
US01/50683	Mobile power generation system (Europe & Canada, title not verified)
US01/50762	Bi-directional power supply circuit (Europe, title not verified)

2. Trademarks.

Any and all domestic and foreign trademark registrations, trademark applications, trade and service mark rights, or other trademark-related rights to current and future interests owned by Debtor or assigned to Debtor, including but not restricted to the following trademark registrations and trademark applications:

Serial Number	Reg. Number	Word Mark

3. Copyrights.

Any and all domestic and foreign copyright registrations, copyright applications or other copyright-related rights to current and future interests owned by Debtor or assigned to Debtor.

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